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                                   EXHIBIT 23


                         Consent of Independent Auditors
                         -------------------------------




The Plan Administrator and Participants
Diebold, Incorporated 401(k) Savings Plan:



We consent to incorporation by reference in the Registration Statement
(No. 33-32960) on Form S-8 of the Diebold, Incorporated 401(k) Savings Plan of our report dated June 6, 1996, relating to the statements of net assets available for benefits of the Diebold, Incorporated 401(k) Savings Plan as of December 31, 1995 and 1994, and the related statements of changes in net assets available for benefits for the years then ended, and all related schedules, which report appears in the December 31, 1995 annual report on Form 11-K of the Diebold, Incorporated 401(k) Savings Plan.









/s/ KPMG Peat Marwick LLP
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KPMG PEAT MARWICK LLP

Cleveland, Ohio
June 24, 1996


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